UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2005

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 1, 2005, Mr. Gates resigned as the Company’s Chief Executive Officer.  On March 31, 2005, the Board ratified a separate employment agreement with Mr. Gates, retroactive to January 1, 2005, pursuant to which the Company will continue to employ Mr. Gates until the earlier of December 31, 2006 or Mr. Gates’ death.

The employment agreement contains non-competition, non-solicitation and confidentiality provisions which prohibit Mr. Gates from (i) competing with the Company and from soliciting the Company’s employees, customers, suppliers and others until the later of December 31, 2006 and the date that he ceases to serve as a member of the Board, subject to certain exceptions and (ii) disclosing or using confidential information during his employment and after his termination.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors:  Appointment of Principal Officers

Mr. Donald A. King was named to the Board of Trustees of the Company (the “Board”) effective April 1, 2005, filling a vacancy created by the Board March 31, 2005.  Mr. King was determined by the Board to be independent under categorical standards adopted by the Board consistent with the rules of the Securities and Exchange Commission and the New York Stock Exchange.  No agreement or special understanding was made with Mr. King pursuant to his being named to the Board.  Mr. King will be appointed to committees of the Board following the next meeting of the Company’s shareholders.

Item 9.01 Financial Statements and Exhibits

c.                                       Exhibits

Exhibit No.	Description

10.1	Employment Contract for John S. Gates, Jr.

99.1	Press release of the Company dated April 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated: April 4, 2005	By:	/s/ Paul S. Fisher
Paul S. Fisher
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Contract for John S. Gates, Jr.

99.1	Press release of the Company dated April 4, 2005.